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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                US UNWIRED INC.
            (Exact name of Registrant as specified in its charter)

Louisiana                                                             72-1457316
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                   Number)


                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
  (Address, including zip code, of Registrant's principal executive offices)


                  US Unwired Inc. 1999 Equity Incentive Plan
                           (Full title of the Plan)


                               Thomas G. Henning
                         Secretary and General Counsel
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                (800) 673-2200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                   Copy to:
                            Anthony J. Correro, III
           Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
                      201 St. Charles Ave., 46th Floor
                       New Orleans, Louisiana 70170-4600
                                (504) 586-5253


                        CALCULATION OF REGISTRATION FEE

  -------------------------------------------------------------------------------------------
  Title of            Amount to be         Proposed         Proposed         Amount of
  securities to be    registered (1)       maximum          maximum          registration fee
  registered                               offering price   aggregate
                                           per share        offering price
  -------------------------------------------------------------------------------------------
  Class A             2,654,539 shares     $   1.13 (2)     $ 2,999,629      $   791.90
  Common Stock,
  $0.01 par value
  per share
  -------------------------------------------------------------------------------------------
  Class A             3,155,597 shares     $   4.98 (2)     $15,714,873      $ 4,148.73
  Common Stock,
  $0.01 par value
  per share
  -------------------------------------------------------------------------------------------
  Class A             1,007,382 shares     $  11.00 (2)     $11,081,202      $ 2,925.44
  Common Stock,
  $0.01 par value
  per share
  -------------------------------------------------------------------------------------------
  Class A             5,442,402 shares     $13.5625 (3)     $73,812,577      $19,486.52
  Common Stock,
  $0.01 par value
  per share
  -------------------------------------------------------------------------------------------

        (1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving the Class A common stock, $0.01 par value per share, of the Company, the number of shares thereof registered shall be automatically increased to cover the additional shares thereof in accordance with Rule 416(a) under the Securities Act of 1933.

        (2) Computed in accordance with Rule 457, calculated based upon the price at which currently outstanding options are exercisable.

        (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the bid and asked priced per share of the Class A common stock, $0.01 par value per share, on the NASDAQ system on July 6, 2000.
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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by US Unwired Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a) The Company's Prospectus dated May 17, 2000, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

(b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000 filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act").

(c) The description of the Class A common stock, $0.01 par value per share, of the Company included in Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission on May 11, 2000.

     All reports filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Louisiana Business Corporation Law (the "LBCL"), Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability

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insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     Article VI of US Unwired's Articles of Incorporation permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with its directors and officers, adopting by-laws or resolutions, and causing US Unwired to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.
Article VI also permits the Board of Directors to cause US Unwired to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

     Section 11 of US Unwired's by-laws makes mandatory the indemnification of any of its officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

     The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of stockholders or directors, agreement or otherwise; and that US Unwired intends by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

     In connection with the issuance of US Unwired's preferred stock, which has been converted to common stock, US Unwired entered into a registration rights agreement with the former holders of its preferred stock pursuant to which a seller of registrable securities may be required to indemnify US Unwired and its officers and directors under specified circumstances.

     US Unwired maintains a directors' and officers' liability insurance policy.

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

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

Item 8.   EXHIBITS.

     5    Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (included in Exhibit 5).

Item 9.   UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as

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     expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Calcasieu, State of Louisiana, on July 11, 2000.


                                   US UNWIRED INC.


                                 By: /s/ Robert W. Piper
                                     -------------------------------------
                                     Robert W. Piper
                                     President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that such person whose signature appears immediately below constitutes and appoints Thomas G. Henning, Robert W. Piper and Jerry E. Vaughn, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

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     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities indicated on July 11, 2000.

Signature                              Title
---------                              -----

/s/ Robert W. Piper                    President, Chief Executive Officer and
------------------------------
Robert W. Piper                        Director (Principal Executive Officer)

/s/ Jerry E. Vaughn                    Chief Financial Officer (Principal
------------------------------
Jerry E. Vaughn                        Financial Officer)

/s/ Don Loverich                       Controller (Principal Accounting Officer)
------------------------------
Don Loverich

/s/ William L. Henning, Jr.            Chairman of the Board of Directors
------------------------------
William L. Henning, Jr.

/s/ William L. Henning, Sr.            Director
------------------------------
William L. Henning, Sr.

/s/ Thomas G. Henning                  Director
------------------------------
Thomas G. Henning

/s/ John A. Henning                    Director
------------------------------
John A. Henning

/s/ Lawrence C. Tucker                 Director
------------------------------
Lawrence C. Tucker

/s/ Andrew C. Cowen                    Director
------------------------------
Andrew C. Cowen

/s/ Henry P. Hebert, Jr.               Director
------------------------------
Henry P. Hebert, Jr.

/s/ Charles T. Cannada                 Director
------------------------------
Charles T. Cannada

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